EXHIBIT 10.18

LINE OF CREDIT AGREEMENT

FOR THE ACQUISITION OF EQUIPMENT

AND LEASEHOLD IMPROVEMENTS

($2,250,000.00 Line)

September 23, 2004

Curis, Inc.

61 Moulton Street

Cambridge, MA 02138

Attn:	Michael P. Gray, Vice President Finance and Chief Financial Officer

Gentlemen:

We, Boston Private Bank & Trust Company (hereinafter “Lender”) are pleased to advise Curis, Inc. (the “Borrower”) that Lender has established a line of credit of up to Two Million Two Hundred Fifty Thousand ($2,250,000.00) Dollars (subject to limitations contained herein) (hereinafter the “Credit Limit”) for Borrower to be used exclusively for the purchase of equipment, leasehold improvements, soft costs and to refinance the Borrower’s outstanding obligations to Lender; subject to Lender’s periodic review. This line of credit will be subject to the following terms and conditions:

1. Any advances, extensions of credit, or loan of funds pursuant to this line of credit (hereinafter collectively and separately referred to as the “Loan”) will be made only if in the reasonable opinion of Lender there has been no material adverse change in the financial condition of Borrower and if there exists no Event(s) of Default (as hereinafter defined). No advances, extensions of credit, or loan of funds will be made after the first to occur of (a) the date on which the outstanding principal balance of the Loan equals the Credit Limit; or (b) February 28, 2005. Any sums prepaid may not be readvanced absent consent of the Lender.

2. Borrower agrees that each monthly or other statement of account mailed or delivered by Lender to Borrower pertaining to the outstanding balance of the Loan, the amount of interest due thereon, fees, and costs and expenses shall be final, conclusive and binding on Borrower absent manifest error and shall constitute an “account stated” with respect to the matters contained therein unless within thirty (30) calendar days from when such statement is mailed or if not mailed, delivered to Borrower, Borrower shall deliver to Lender written notice of any objections which it may have as to such statement of account and in such event, only the terms to which objection is expressly made in such notice shall be considered to be disputed by Borrower.

3. Except as set forth in Paragraph 10 hereof, interest will be charged to Borrower at a rate which is the daily equivalent to the Base Rate in effect from time to time, plus one (1.0%) percent per annum upon any balance owing to Lender at the close of each day. The rate of interest payable by Borrower shall be changed effective as of that date in which a change in the Base Rate becomes effective. Interest shall be computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days. Such interest shall be payable monthly in arrears on the first (1st) day of each month, commencing on the first month following the first advance made hereunder. Upon the occurrence of an Event of Default hereunder, interest on unpaid balances shall thereafter be payable at a fluctuating interest rate per annum equal to four percent (4%) greater than the applicable rate of interest in effect from time to time.

The term “Base Rate” as used herein shall mean the rate of interest announced by Lender from time to time in Boston as its Base Rate, it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by Lender to its customers.

4. The Borrower hereby authorizes Lender to charge the amount of all interest, principal payments and fees, when due and payable hereunder, against Borrower’s loan account.

5. The Loan may, but need not, be evidenced by notes in a form reasonably satisfactory to Lender including the Secured Non-Revolving Time Note of even date herewith in the principal amount of up to $2,250,000.00, but in the absence of notes, shall be conclusively evidenced by Lender’s records of disbursements, absent manifest error. The Loan, together with interest thereon, is secured pursuant to a Security Agreement (Equipment) between the Lender and the Borrower of even date herewith.

6. Borrower may draw upon this line of credit by presenting to Lender: (i) an invoice from the vendor of such equipment or an invoice showing soft costs in a form acceptable to Lender, which includes, without limitation, the purchase price of such equipment, improvement or soft costs, including all accessions thereto, net of all discounts, rebates, and other dealer or manufacturer incentives; and (ii) for leasehold improvements, evidence of completion of work (Item (i) is hereinafter referred to as the “Documentation”). The Documentation shall be delivered to the Lender accompanied by a Documentation Certification in the form of Exhibit A annexed hereto.

7. The aggregate principal amount of any Loan made against any Documentation shall not exceed one hundred percent (100%) of the purchase price of the equipment, soft costs and leasehold improvements referred to therein.

8. Lender agrees that so long as there exists no Event of Default hereunder, and there has not occurred a material adverse change in the financial condition of Borrower, and the Borrower provides not less than twenty-four (24) hours notice of any proposed Loan, Lender shall cause the amount of such Loan to be made available to Borrower at the time and in the manner requested by Borrower; provided, however, that Lender shall have no obligation to make the requested Loan if, after giving effect to the requested Loan, the outstanding principal balance of all Loans under this Line of Credit Agreement will exceed the Credit Limit.

9. Borrower will pay or reimburse Lender for all reasonable expenses, including reasonable attorneys’ fees, which Lender may incur in connection with this Line of Credit Agreement between Borrower and Lender or with any Loan or which result from any claim or action by any third person against Lender which would not have been asserted were it not for Lender’s relationship with Borrower hereunder. Any such payment shall be made within thirty (30) days of presentation to Borrower of an invoice for such amounts.

10. The Loan will be due and payable in full on February 28, 2005 unless Borrower elects to convert the principal balance of the Loan into a term loan by execution of a Secured Term Note in substantially the form of Exhibit B attached hereto on or before February 28, 2005, with appropriate insertions in the space provided reflecting the actual amount of the Loan. The Loan shall then mature and bear interest as provided in the applicable Secured Term Note (Equipment) and shall otherwise be subject to the terms and conditions of that note and of this Line of Credit Agreement. At the time of conversion of the Loan into a Term Loan, the Borrower shall have the option to continue to pay interest at: (a) the variable rate of the Lender’s Base Rate plus one (1.0%) percent per annum or (b) to fix the interest rate at a rate equal to the three (3) year Federal Home Loan Bank of Boston Advance Rate in effect as of that date plus three (3%) percent per annum (300 basis points). If the total collective deposits of the Borrower and Curis Securities Corporation with the Lender are less than Ten Million ($10,000,000.00) Dollars for two (2) consecutive calendar months (a “Deposit Deficiency”), then the interest rate for the Secured Term Note shall change, effective as of the first day of the next succeeding month following such Deposit Deficiency, to either (a) if a variable interest rate was selected for the Secured Term Note, then the interest rate for the Secured Term Note shall change to the Base Rate plus three (3.0%) percent per annum or (b) if a fixed rate of interest was selected for the Secured Term Note, the interest rate of the Secured Term Note shall increase by an additional one and one half (1.5%) percent per annum from the fixed rate of interest selected. The principal balance of the Loan at the time of conversion to a term loan shall be paid in thirty-six (36) monthly installments of principal (plus interest as aforesaid) in an amount equal to one-thirty sixth (1/36th) of the said principal balance of the Loan. There shall be no penalties or additional payments of any kind should the Borrower elect to prepay all or any portion of the Loan at any time before or after conversion to a Term Note.

11. The Borrower will furnish the Bank quarterly, within forty-five (45) days after the close of each fiscal quarter, commencing with the quarterly period in which this Agreement is executed, a balance sheet and income statement and statement of cash flows reflecting the financial condition of the Borrower at the end of each such period and the results of its operation during each such period. Each balance sheet and income statement and statement of cash flows is to be certified by the President or Treasurer of the Borrower, such certification to state that such balance sheet and income and statement of cash flows fairly present the financial condition and the result of operations of the Borrower at the end of such period and during such period in accordance with generally accepted accounting principles consistently applied, subject, however, to ordinary year-end adjustments, none of which are reasonably expected to be materially adverse.

12. The Borrower will furnish the Bank annually, within one hundred twenty (120) days after the close of each fiscal year, a balance sheet and income statement and statement of cash flows reflecting the financial condition of the Borrower at the end of each such fiscal year and the results of its operation during such fiscal year. Each such statement shall also contain comparative statements for the prior fiscal year. Each such balance sheet and income statement and statement of cash flows is to be audited by an independent certified public accountant reasonably satisfactory to the Bank with an unqualified audit letter. Borrower shall submit with its annual statements, its annual projections in form and substance satisfactory to Bank, together with any “management letters” or “letters of recommendation” to and from Borrower’s accountants.

13. The Borrower shall continue to maintain its primary operating account at the Bank.

14. Upon the occurrence of any one or more of the following events (hereinafter “Events of Default”), any and all obligations of Borrower to Lender shall become immediately due and payable at the option of Lender and without notice or demand. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other indebtedness agreements between Lender and Borrower and instruments and papers given Lender by Borrower, whether such indebtedness agreements, instruments, or papers now exist or hereafter arise.

(a) The failure by Borrower to pay when due any amount due under this Line of Credit Agreement, the Secured Non-Revolving Time Note or any related Secured Term Note (Equipment/Leasehold Improvements), provided that (i) an Event of Default shall not be deemed to have occurred if it is the Lender’s responsibility to automatically debit Loan payments directly from Borrower’s accounts (to the extent Borrower has funds in its accounts to make such payment), and (ii) the Borrower shall be given a ten (10) day grace period from payment due date until an Event of Default is deemed to have occurred.

(b) The occurrence of a non-monetary Event of Default shall have occurred and be continuing after the expiration of thirty (30) days from such Event of Default.

(c) The failure of the Borrower to maintain the ratio of its current assets to its current liabilities of at least 2.0 times, as at the end of any fiscal quarter of Borrower. Short-term deferred revenue shall be excluded for purposes of this calculation, so long as Borrower warrants to the Lender that such short-term deferred revenue does not represent a cash liability of the Borrower. Any portion of short-term deferred revenue, as determined by Borrower in its sole discretion, that does constitute a cash liability shall be included in this calculation. For purposes of this covenant, current assets shall include seventy-five (75%) percent of the value of Borrower’s Long-Term Investments. As used herein, “Long-Term Investments” shall mean securities with maturity dates in excess of one year at the date of purchase that are freely tradable in the United States including, but not limited to, U.S. Treasury bills, notes, and bonds, U.S. agency debt obligations, corporate debt obligations, repurchase agreements, and asset-backed securities. In no case shall investments that are not freely tradable be included as Long-Term Investments. Examples of these investments that are not freely tradable include any type of ownership interest held in privately-held companies and long term receivables payable to the Borrower.

15. The execution, delivery and performance of this Line of Credit Agreement, any Note or any other instrument or document at any time required in respect hereof or of the Loan are within the corporate powers of Borrower, and not in contravention of law, the Articles of Organization or

By-Laws of Borrower or any amendment thereof, or of any material indenture, agreement or undertaking to which Borrower is a party, and each such instrument and document represents a valid and binding obligation of Borrower and is fully enforceable according to its terms.

16. This Line of Credit Agreement is supplementary to each and every other agreement between Borrower and Lender and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and Lender be construed to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of Borrower hereunder unless such other agreement specifically refers to this Line of Credit Agreement and expressly so provides. Notwithstanding the foregoing, the Line of Credit Agreement for the Acquisition of Equipment and Leasehold Improvements dated as of January 20, 2004, by and between Borrower and Lender, the Secured Non-Revolving Time Note dated as of January 20, 2004 made by the Borrower in favor of the Lender (the “January 2004 Note”) and the Security Agreement (Specific Equipment) dated as of January 20, 2004 and all documents, instruments and agreements related thereto are hereby terminated and released. The Lender shall promptly return the original January 2004 Note to the Borrower marked “cancelled”.

17. This Line of Credit Agreement and the covenants and agreements herein contained shall continue in full force and effect and shall be applicable not only in respect of the Loan, but also to all other obligations, liabilities and undertakings of Borrower to Lender whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising or acquired, until all such obligations, liabilities and undertakings have been paid or otherwise satisfied in full. No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Lender on any future occasion. This Line of Credit Agreement is intended to take effect as a sealed instrument, shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, shall be binding upon Borrower’s successors and assigns and shall inure to the benefit of Lender’s successors and assigns.

Very truly yours,

BOSTON PRIVATE BANK & TRUST COMPANY

By:	/s/ ANDREW K. MICHAUD
Andrew K. Michaud, Vice President

CURIS, INC.

By:	/s/ MICHAEL P. GRAY
Michael P. Gray, Vice President,
Finance and Chief Financial Officer

COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss:	September 23, 2004

Then personally appeared the above named, Michael P. Gray, Vice President, Finance and Chief Financial Officer of Curis, Inc. proved to me to be the person whose name is signed on the preceding document through satisfactory evidence of identification, namely personal knowledge of such individual, and acknowledged the foregoing instrument to be his free act and deed and the free act and deed of such corporation, before me.

/s/ NANCY SOOHOO-WARREN
Nancy Soohoo-Warren, Notary Public
My Commission Expires: 2/4/11

EXHIBIT A

DOCUMENTATION CERTIFICATION

The undersigned, Michael P. Gray, the Vice President, Finance, and Chief Financial Officer, of Curis, Inc. (the “Borrower”) hereby certifies to Boston Private Bank & Trust Company that:

1.	The attached copy of the Documentation (as defined in Paragraph 6 of the Borrower’s Line of Credit Agreement for the Acquisition of Equipment and Leasehold Improvements dated September , 2004, is a true, correct and complete copy of the Documentation;

2.	The purchase price of the equipment referred to in the attached Documentation is in the amount of $ ;

3.	The cost of the leasehold improvements for which Borrower is requesting a loan is $ ;

4.	The soft costs associated with the equipment or leasehold improvements referred to above is $ ; and

5.	The aggregate principal amount of the Loan requested in connection with the attached Documentation does not exceed one hundred (100%) percent of the purchase price of the equipment set forth in Item 2 above or the cost of the leasehold improvements set forth in Item 3 or the soft costs set forth in Item 4 above.

CURIS, INC.

By:
Name:	Michael P. Gray
Title:	Vice President,
Finance and Chief Financial Officer

Date:                     , 200

EXHIBIT B

SECURED TERM NOTE

(Equipment/Leasehold Improvements)

$	,
Boston, Massachusetts

For value received, the undersigned promises to pay to Boston Private Bank & Trust Company (“Lender”), or order, at its office, the principal sum of (insert amount due pursuant to the Line of Credit Agreement for the Acquisition of Equipment) in thirty-six (36) installments as follows: $             [1/36th of the principal balance] on                 ,             , and the same amount (except the last installment which shall be the unpaid balance) on the              day of each month thereafter until this Note is fully paid, with interest from the date hereof on the said principal sum from time to time outstanding at the Base Rate plus one (1.0) percent per annum [or at a fixed rate equal to the three (3) year Federal Home Loan Bank of Boston Advance Rate as in effect on the date of this Note plus three (300 basis points) percent per annum.]

If the total collective deposits of the undersigned and Curis Securities Corporation with the Lender are less than Ten Million ($10,000,000.00) Dollars for two (2) consecutive calendar months (a “Deposit Deficiency”), then the interest rate on this Note shall change, effective as of the first day of the next succeeding month following such Deposit Deficiency to the Base Rate plus three (3.0%) percent per annum [or the current fixed rate of interest on the Note, plus one and one half (1.5%) percent per annum.]

Such interest shall be payable monthly in arrears on the first day of each month, commencing on the first of such dates next succeeding the date hereof. Interest shall be calculated on the basis of actual days elapsed and a 360-day year. If this Note is not paid in full on the date of maturity or upon the exercise by Lender of its rights in the event of the undersigned’s default, interest on unpaid balances shall thereafter be payable at a fluctuating interest rate per annum equal to four percent (4%) greater than the applicable rate hereunder.

[The term “Base Rate” as used herein shall mean the rate of interest announced by Lender from time to time in Boston as its Base Rate, it being understood that such rate is a reference rate and not necessarily the lowest rate of interest charged by Lender to its customers.]

There shall be no penalties or additional payments of any kind should the Borrower prepay any portion of the Loan at any time before or after conversion to a Term Note.

The undersigned hereby authorizes Lender to charge the amount of all monthly interest and principal payments, when due and payable hereunder, against the undersigned’s loan account.

This Note represents amounts loaned to Borrower pursuant to a Line of Credit Agreement for the Acquisition of Equipment dated September     , 2004 and that remain unpaid as of the date hereof (the “Agreement”).

At the option of the Lender, this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of: (i) the failure to pay in full and when due any installment of principal or interest hereunder provided that (a) an Event of Default shall not be deemed to have occurred if it is the Lender’s responsibility to automatically debit loan payments directly from Borrower’s accounts (to the extent Borrower has funds in its accounts to make such payment), (b) the Borrower shall be given a ten (10) day grace period from payment due date until Event of Default is deemed to have occurred; (ii) a non-monetary Event of Default shall have occurred and be continuing after the expiration of thirty (30) days from such Event of Default or (iii) termination of the Agreement.

Any deposits or other sums at any time credited by or due from Lender to the undersigned or any guarantor hereof, and any securities or other property of the undersigned or any such guarantor, in the possession of Lender, may at any and all times be held and treated as security for the payment of the liabilities hereunder; and Lender may upon the occurrence and during the continuation of an Event of Default apply or set off such deposits or other sums, at any time after default hereunder, and without notice to the undersigned or to any such guarantor, against any of such liabilities, whether or not the same have matured, and whether or not other collateral is available to Lender.

The undersigned agrees to pay all costs of collection including reasonable fees of attorney within thirty (30) days of presentation of an invoice therefore.

No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right of such Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Every one of the undersigned and every indorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions, exchanges or releases of collateral if at any time there be available to the Lender collateral for this Note, and to the additions or releases of any other parties or persons primarily or secondarily liable.

This Note is secured pursuant to a Security Agreement (Equipment) between the Lender and the undersigned dated September     , 2004.

All rights and obligations hereunder shall be governed by the law of the Commonwealth of Massachusetts and this Note shall be deemed to be under seal.

WITNESS:	CURIS, INC.

By:
Michael P. Gray, Vice President, Finance and
Chief Financial Officer